Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Tucows Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-74010, 333-106961, 333-140985, and 333-169848) on Form S-8, and the registration statement (No. 333-125843) on Form S-1 of Tucows Inc., of our report dated March 11, 2014, with respect to the consolidated balance sheets of Tucows Inc. as of December 31, 2013 and 2012, and the related consolidated statements of comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2013 Annual Report on Form 10-K of Tucows Inc.

/s/ KPMG LLP
Chartered Accountants, Licensed Public Accountants

Toronto, Canada
March 18, 2014